EXHIBIT 10.1

PRESENCE BANK
EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I
PURPOSE
The purpose of this Executive Deferred Compensation Plan (the “Plan”) is for Presence Bank (the “Bank”) to provide tax planning opportunities and supplemental funds for retirement for certain key members of its management team by means of a non-qualified deferred compensation plan that intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The Plan will be interpreted to comply with Code Section 409A and all provisions of the Plan will be construed in a manner consistent with the requirements of Code Section 409A for avoiding taxes or penalties under Code Section 409A.    The Plan is effective [January 1, 2022].  The Plan is intended to qualify as a “top hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended.
ARTICLE II
DEFINITIONS
For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
Account means the account maintained under the Plan by the Bank in the Participant’s name.
Account Balance means the balance of the Participant’s Account as of any applicable date.
Base Salary means the Participant’s annual base salary rate, as established by the Bank from time to time.
Beneficiary means the person or persons (and their heirs) designated as Beneficiary by the Participant to whom the deceased Participant’s benefits are payable.  If no Beneficiary is so designated, then the Participant’s spouse, if living, will be deemed the Beneficiary.  If the Participant’s spouse is not living, then the children of the Participant will be deemed the Beneficiaries and will take on a per stirpes basis.  If there are no living children, then the estate of the Participant will be deemed the Beneficiary.
Board of Directors “Board” means the Board of Directors of the Bank.
Bonus means any additional cash remuneration payable to a Participant annually pursuant to the Bank’s performance compensation program or any other plan, program or arrangement (other than pursuant to any equity incentive plan adopted by the Company) under which the Bank pays an amount of cash remuneration to a Participant above, or in addition to, the Participant’s Base Salary.
Change in Control “Change in Control” shall mean (a) a change in the ownership of the Company or the Bank, (b) a change in the effective control of the Bank, or (c) a change in the ownership of a substantial portion of the assets of the Bank as defined in accordance with Code Section 409A.  For purposes of this definition, the term “Bank” shall be defined to include the Company or any successor thereto.
(a) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company or the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

(b) A change in the effective control of the Company or the Bank occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30 percent or more of the total voting power of the stock of the Bank, or (ii) a majority of the members of the Board of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority shareholder of the corporation experiencing the Change in Control is another corporation.

(c) A change in a substantial portion of the Company’s or the Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Company or the Bank, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.  For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

Committee  means the Committee appointed to administer the Plan pursuant to Section 6.1.
Company  “Company” means PB Bankshares, Inc., the stock holding company of the Bank, or any successor.
Deferral Contributions  means the amount of Base Salary and/or Bonus a Participant elects to defer under Article IV of the Plan.
Deferral Election(s) means elections made by a Participant to defer Base Salary and/or Bonuses for a Plan Year.

Disability means a Participant has been determined to be disabled:
(a) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer; or

(b) by the Social Security Administration.

Medical determination of Disability may be made by either the Social Security Administration or by the provider of the accident or health plan covering employees of the employer; provided that the definition of Disability applied under the disability insurance program complies with the requirements of Code Section 409A.  Upon the request of the Social Security Administrator, a Participant must submit proof to the Committee of the Social Security Administrator’s or the provider’s determination.
Election Form(s)  means (i) the “Initial Election Form” an eligible employee must complete on initial participation in the Plan, (ii) a “Notice of Adjustment of Deferral Amount”  and (iii) a “Beneficiary Designation Election.”
Employer Discretionary Contributions means discretionary contributions, if any, made by the Bank on behalf of a Participant in any Plan Year.
Interest Rate.  The initial “Interest Rate” shall be five percent (5.0%), compounded annually.  The Committee shall have the right, but not the obligation, to change the Interest Rate on an annual basis.  Any change in the Interest Rate shall become the Interest Rate until changed by the Committee in a future year.  Notwithstanding the foregoing, to the extent the Interest Rate is utilized to annuitize a Participant’s Account Balance for purposes of a post-retirement annuity at the time of Separation from Service, the Interest Rate for that Participant shall not thereafter be changed.
Normal Retirement Age means age sixty-five (65), unless another age is specified in a Participant’s Initial Election Form.
Participant means an eligible employee who is designated by the Committee to participate in the Plan and who completes an “Initial Election Form.”
Plan Year means the period from January 1 to December 31.
Separation from Service or “Separates from Service” means the Participant’s retirement or any other termination of employment or service with the Bank within the meaning of Code Section 409A.  No Separation from Service will be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six (6) months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract.  If the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant will be considered to have a Separation from Service on the first day immediately following the six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after that date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) months (or such lesser period of time in which the Participant performed services for the Bank).  The determination of whether a Participant has had a Separation from Service will be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.
Specified Employee means a “key employee” of a publicly traded company within the meaning of Code Section 409A and the final regulations issued thereunder.
Unforeseeable Emergency means a severe hardship to the Participant resulting from:
(a) an illness or accident of –

(i)	the Participant,
(ii)	the Participant’s spouse, or
(iii)	the Participant’s “dependent” (as defined in Code Section 152(a));
(b) loss of the Participant’s property due to casualty; or

(c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.  The term “Unforeseeable Emergency” shall be construed consistent with Code Section 409A and the Treasury Regulations and other guidance issued thereunder.

ARTICLE III
ELIGIBILITY AND VESTING
3.1 Eligibility.  The Plan is available to members of a select group of management and/or highly compensated employees of the Bank, determined from time to time by the Committee.  Each employee eligible to participate in the Plan must enroll in the Plan by completing the appropriate Election Forms.  An eligible employee’s participation in the Plan will commence as of the date specified in the “Initial Election Form.”
3.2 Vesting.  Each Participant shall be 100% vested in his or her Account Balance at all times.

ARTICLE IV
DEFERRAL CONTRIBUTIONS AND ACCOUNT

4.1 Deferral Elections and Employer Discretionary Contributions.

(a) Deferral Elections.  Each Participant shall have the right to elect to defer a fixed percentage of his or her Base Salary (not greater than 50%) and/or Bonus (up to 100%), reduced by any required employment taxes, to which the Participant would otherwise be entitled, with the  Deferral Contributions to be deferred and paid at the times and in the manner provided in the Plan.  Each new Participant electing to make Deferral Contributions must execute and deliver to the Bank an “Initial Election Form.”  The Participant must make the election with respect to the deferral of Base Salary, if at all, within thirty (30) days of the Participant’s initial eligibility in the Plan and the election will be applicable only to Base Salary earned for services rendered after the date of the initial election.  The initial election with respect to the deferral of a Participant’s Bonus will be made as set forth in the Initial Election Form.

(b) Employer Discretionary Contributions.  The Bank may, but is not required to, contribute Employer Discretionary Contributions to the Plan on behalf of a Participant from time to time.  If the Bank makes Employer Discretionary Contributions on behalf of a Participant, the Employer Discretionary Contributions will be held in the same Account as the Participant’s  Deferral Contributions.

4.2 Changes to Deferral Election.  Each Participant’s Deferral Contributions will continue in effect from Plan Year to Plan Year until revoked, provided, however, that every election to defer a Participant’s Base Salary and/or Bonus must be irrevocable as to any Base Salary and/or Bonus earned for services performed prior to the date of the revocation.  Changes to or revocation of the Participant’s Deferral Contributions must be made in writing in a “Notice of Adjustment of Deferral Contribution,” which will be effective upon the January 1st of the next Plan Year, provided the Participant executes the form and delivers it to the Bank by December 15th of the previous calendar year.  Notwithstanding anything to the contrary in this Plan, a Participant’s Deferral Election will not be revocable after the commencement of the calendar year to which it applies, except in the following two limited circumstances:

(a) A Participant may revoke a Deferral Election by the later of: (i) the end of the Participant’s taxable year in which the Participant incurs a Disability or (ii) the 15th day of the third month following the date on which the Participant incurs a Disability.   Solely for this purpose, “Disability” means as any medically determinable physical or mental impairment resulting in a Participant’s inability to perform the duties of his or her position or any substantially similar position, where the impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(b) A Participant may revoke a Deferral Election for the remainder of the calendar year in which the Participant has an Unforeseeable Emergency.  Any further deferral election for a Participant who has an Unforeseeable Emergency will be required to be made in accordance with the general rules for deferral elections generally (that is, no later than December 15th of the calendar year prior to the beginning of the calendar year to which the election applies and with respect to the deferral of the Participant’s Bonus, in accordance with the rules set forth in the election form.

4.3 Account.  The Bank shall maintain an Account for each Participant to which it will credit the Participant’s Deferral Contributions as of the last day of the month during which the Base Salary or Bonus (as applicable) would have been paid to the Participant, if it had not been deferred.  The Bank will also credit any Employer Discretionary Contributions to the Account.
4.4 Earnings on Investment.  As of the last day of the Plan Year, the Bank will credit each Participant’s Account with interest equal to the Interest Rate established by the Committee from time to time.
4.5 Unsecured Creditor.  The Participant’s interest in his or her Account is limited to the right to receive payments under the Plan and the Participant’s position is that of a general unsecured creditor of the Bank.
ARTICLE V
DISTRIBUTION OF BENEFITS
5.1 Distribution of Account Balance.  The Participant’s Account Balance will be distributed to the Participant in accordance with this Article V and the distribution will commence or be paid within thirty (30) days following the event that triggers the distribution, provided, however, that if a Participant is a Specified Employee and payment of the Account Balance is triggered due to the Participant’s Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Code Section 409A, no payment will be made during the first six (6) months following the Participant’s Separation from Service.  Rather, any payment that would otherwise be paid to the Participant during that period will be accumulated and paid to the Participant in a lump sum on the first day of the seventh (7th) month following the Participant’s Separation from Service.  All subsequent payments of the Participant’s Account Balance will be paid in the manner specified in the Plan.  All distributions under the Plan will be made in cash.
5.2 Distribution Due to Separation from Service.
(a) On or After Attainment of Normal Retirement Age.  Subject to Section 5.1, a Participant may elect on the Initial Deferral Election Form the form of payment of the Account Balance in the event of the Participant’s Separation from Service on or after attainment of the Participant’s Normal Retirement Age.  The Participant may elect from among a lump sum distribution or equal monthly installments over ten (10) years.   In the event the Participant elects a form of distribution over a period of years, the Participant’s Account Balance will be annuitized over that period (with interest at the Interest Rate) and paid in equal monthly installments over the payout period.  If the Participant fails to designate the manner in which his or her Account Balance will be paid, the Account Balance will be distributed to the Participant in a lump sum.  If the Participant is a Specified Employee at the time he or she becomes entitled to a distribution, and as such is not entitled to any payments until the first day of the seventh (7th) month after his or her Separation from Service, any payments that otherwise would have been received prior to the first day of the seventh month will be held and paid on the first day of the seventh (7th) month along with interest accrued at the Interest Rate on the unpaid amount.
(b) Prior to Normal Retirement Age.  Subject to Section 5.1, a Participant may elect on the Initial Deferral Election Form the form of payment of the Account Balance in the event of the Participant’s Separation from Service prior to attainment of the Participant’s Normal Retirement Age.  The Participant may elect from among a lump sum distribution or equal monthly installments over ten (10) years.   In the event the Participant elects a form of distribution over a period of years, the Participant’s Account Balance will be annuitized over that period (with interest at the Interest Rate) and paid in equal monthly installments over the payout period.  If the Participant fails to designate the manner in which his or her Account Balance will be paid, the Account Balance will be distributed to the Participant in a lump sum.  If the Participant is a Specified Employee at the time he or she becomes entitled to a distribution, and as such is not entitled to any payments until the first day of the seventh (7th) month after his or her Separation from Service, any payments that otherwise would have been received prior to the first day of the seventh month will be held and paid on the first day of the seventh (7th) month along with interest accrued at the Interest Rate on the unpaid amount.
5.3 Death, Disability and Change in Control.  Upon the earlier of: (i) the Participant’s death; (ii) the Participant’s Disability or (iii) a Change in Control prior to the Participant’s attainment of Normal Retirement Age, the Participant (or the Participant’s Beneficiary, in the event of the Participant’s death) will be paid the Participant’s Account Balance in the form selected by the Participant in the Initial Deferral Election Form as either a lump sum or a period of ten (10) years.  In the event the Participant elects a form of distribution over a period of years, the Participant’s Account Balance shall be annuitized over that period (with interest at the Interest Rate) and paid in equal monthly installments over the payout period.  In the event of the Participant’s death, Disability or a Change in Control prior to the Participant’s Normal Retirement Age, the Participant’s Account Balance will be paid in the form elected by the Participant on the Initial Deferral Election Form pursuant to this Section 5.3 rather than pursuant to Section 5.2(b).
5.4 Hardship Distributions.  Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Committee may, in its sole discretion, make distributions from the Participant’s Account prior to the time specified for payment of benefits under the Plan.  The amount of the distribution will be limited to the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  The amounts necessary to satisfy the Unforeseeable Emergency will be determined after taking into account the extent to which the hardship is, or can be, relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets, to the extent that the asset liquidation would not itself cause severe financial hardships (the Committee may take into account the effect of federal and state income taxation on the distribution in determining the amount reasonably necessary to satisfy the Unforeseeable Emergency).  If a hardship distribution is approved, it shall be paid in a lump-sum within 30 days following the approval date, and the Participant’s Account Balance will be reduced by an amount equal to the hardship distribution.

5.5 Modification of Time and Form of Payment of Account Balance.  In the event a Participant desires to modify the time or form of payment of his or her Account Balance, the Participant may do so on a written form provided by the Bank, provided that:
(a) the subsequent election will not be effective for at least twelve (12) months after the date on which the subsequent election is made;

(b) except for payments upon the Participant’s death or Disability, the first of a stream of payments for which the subsequent election is made shall be deferred for a period of not less than five (5) years from the date on which the payment would otherwise have been made; and

(c) for payments scheduled to be made on a specified date or to commence under a fixed schedule, the subsequent election must be made at least twelve (12) months before the date of the first scheduled payment.

ARTICLE VI
ADMINISTRATION
6.1 Committee; Duties.  The Plan will be administered by the Compensation Committee of the Bank (the “Committee”).  The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan.  A majority vote of the Committee members shall control any decision.
6.2 Agents.  The Committee may, from time to time, employ other agents and delegate to them any administrative duties as it sees fit, and may from time to time consult with counsel who may also be counsel to the Bank.
6.3 Binding Effect of Decisions.  The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of rules or regulations regarding the Plan shall be final, conclusive and binding upon all persons having any interest in the Plan.
6.4 Indemnity of Committee.  The Bank shall indemnify and hold harmless the members of the Committee against all claims, loss, damages, expenses or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.
ARTICLE VII
CLAIMS PROCEDURE
7.1 Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan must present the request in writing to the Committee and the Committee must respond within thirty (30) days.

7.2 Denial of Claim.  If the claim or request is denied, a written notice of denial will include:
(a) The reasons for denial, with specific reference to the Plan provision(s) on which the denial is based.

(b) A description of any additional material or information required to consider the claim and an explanation of why the information or material is necessary.

(c) An explanation of the Plan’s claim review procedure.

7.3 Review of Claim.  Any person whose claim or request is denied or who has not received a response within thirty (30) days may request a review by notice given in writing to the Committee.  The claim or request will be reviewed by the Committee which may, but shall not be required to, grant the claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
7.4 Final Decision.  The decision on review will normally be made within sixty (60) days.  If an extension of time is required for a hearing or other special circumstance, the Committee will notify the claimant and the review period will extend to 120 days.  The decision will be in writing and shall state the reasons and the relevant Plan provisions.
7.5 Arbitration. If a claimant continues to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules.  If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
ARTICLE VIII
AMENDMENT AND TERMINATION OF PLAN
8.1 Amendment.  Notwithstanding anything herein contained to the contrary, the Board of Directors reserves the exclusive right to freeze or to amend the Plan at any time, provided that no amendment to the Plan will decrease or restrict the amount accrued prior to the date of the amendment without the express written consent of the Participant whose benefit would be decreased or restricted.
8.2 Complete Termination.  Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan will cease to operate and the Bank will pay the Participant his or her entire Account Balance in accordance with this Section 8.2.   The complete termination of the Plan may occur only under the following circumstances and conditions:
(a) The Board of Directors may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) The Board of Directors may terminate the Plan by irrevocable action within the thirty (30) days preceding, or twelve (12) months following, a Change in Control, provided that the Plan will only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of the irrevocable termination of the arrangements.  For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(c) The Board of Directors may terminate the Plan provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within twelve (12) months of the termination of the arrangement; (iv) all payments are made within twenty-four (24) months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.
ARTICLE IX
MISCELLANEOUS
9.1 Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees.  This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan.  Participants are employees who, by virtue of their position, are uniquely informed as to the Bank’s operations and have the ability to materially affect the Bank’s profitability and operations.
9.2 Trust Fund.  The Bank will be responsible for the payment of all benefits provided under the Plan.  At its discretion, the Bank may establish one or more rabbi trusts, with trustees as the Board of Directors may approve, for the purpose of providing for the payment of the benefits.  The rabbi trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Bank’s creditors.  To the extent any benefits provided under the Plan are actually paid from any trust, the Bank will have no further obligation with respect thereto, but to the extent not so paid, the benefits will remain the obligation of, and shall be paid by, the Bank.

9.3 Payment to Participant, Legal Representative or Beneficiary.  Any payment to any Participant or the legal representative, Beneficiary, or to any guardian or committee appointed for the Participant or Beneficiary in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank, which may require the Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to the payment, to execute a receipt and release thereof in a form determined by the Bank.
9.4 Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
9.5 Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if the illegal and invalid provision had never been inserted herein.
9.6 Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the Secretary of the Bank.  The notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
9.7 Successors.  The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns.  The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.
9.8 Payment of Employment and Code Section 409A Taxes.  Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from the distribution.  This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder.  In the latter case, the payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.
9.9 Acceleration of Payments.  Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Department of the Treasury.  Accordingly,

payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vi) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (vii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.
9.10 12 U.S.C. § 1828(k).  Any payments made to the Participant pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated thereunder.

9.11 Governing Law.  The Plan is established under, and will be construed according to, the laws of the Commonwealth of Pennsylvania, to the extent those laws are not preempted by the ERISA or the Code and the regulations promulgated thereunder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Bank, acting through its authorized officer, has adopted this Plan.

PRESENCE BANK

January 26, 2022	By:	/s/Janak M. Amin
Date		Janak M. Amin President and Chief Executive Officer

PRESENCE BANK
EXECUTIVE DEFERRED COMPENSATION PLAN
INITIAL ELECTION FORM

Instructions:  Use this form to elect to defer receipt of Base Salary and/or Bonus that are otherwise payable to you during the first year of participation, and to designate how you wish to receive your benefits from the Presence Bank Executive Deferred Compensation Plan (the “Plan”).

Individuals who first participate in the Plan during a Plan year must complete this form within 30 days after the date that he or she became eligible to participate in the Plan.

Any capitalized terms used in this Election Form but not otherwise defined herein shall have the meanings set forth in the Plan.

Participant Name: ____________________________________________
Date of Participation: _________________________________________

PART I: CONTRIBUTIONS

DEFERRAL CONTRIBUTIONS

I hereby elect to make an irrevocable election to defer the receipt of Base Salary and Bonus earned following the date of this Election Form as follows:

_____ % of my Base Salary (up to 50%) or $_________ (not to exceed 50% of Base Salary)

No bonus deferrals will be made for 2022

I understand that my election to defer receipt of Base Salary shall continue for subsequent years in accordance with this Election Form until such time a I submit a “Notice of Adjustment of Deferral Contribution to the Committee by no later than the December 15th prior to January 1 of any Plan Year.  Such adjustment will only take effect January 1 of the calendar year following the year in which such notice is executed.

PART II: DISTRIBUTION ELECTION

In the event of my Separation from Service either Before or After to my Normal Retirement Age, except as provided in Section 5.3 of the Plan, I understand and agree that my Account Balance, including any Employer Discretionary Contribution, shall be paid at the time and in the manner that I select below, and that such election shall be irrevocable, unless modified in accordance with Section 5.5 of the Plan.  I also understand and agree that if I fail to select a time and form of benefit payment, I will be deemed to have elected for my Account Balance to be distributed in a lump sum within 30 days after my Separation from Service, or if I am a Specified Employee, on the first day of the seventh month after my Separation from Service.

Please Select below – failure to elect a form of distribution will result in a lump sum distribution:

❒	Section 5.2(a) of the Plan - Separation from Service After Normal Retirement Age
Pursuant to Section 5.2 of the Plan, in the event of my Separation from Service, I hereby elect to receive my Account Balance in the following form: (check one):

_____ lump sum distribution
_____	substantially equal monthly installments over a period of ten (10)

❒	Section 5.2(b) of the Plan - Separation from Service Before Normal Retirement Age
Pursuant to Section 5.2 of the Plan, in the event of my Separation from Service, I hereby elect to receive my Account Balance in the following form: (check one):

_____ lump sum distribution
_____	substantially equal monthly installments over a period of ten (10)

❒	Section 5.3 of the Plan – Distribution following Death
In the event of my death prior to Separation from Service, I hereby elect to receive my Account Balance in the following form (check one):

_____ lump sum distribution
_____	substantially equal monthly installments over a period of ten (10) years

❒	Section 5.3 of the Plan – Distribution following Disability
In the event of my Disability prior to Separation from Service, I hereby elect that my Beneficiary(ies) shall receive my Account Balance in the following form (check one):

_____ lump sum distribution
_____	substantially equal monthly installments over a period of ten (10) years

❒	Section 5.3 of the Plan – Distribution following Change in Control
In the event of the occurrence of a Change in Control prior to my attainment of Normal Retirement Age, I hereby my Account Balance shall be paid to me in the following form (check one):

_____ lump sum distribution
_____	substantially equal monthly installments over a period of ten (10) years
2

 I understand that I am entitled to review or obtain a copy of the Plan, at any time, and may do so by contacting the Committee.

This Election Form shall become effective upon execution (below) by both the Participant and a duly authorized officer of the Bank.

Dated this ___________ day of ________________, 2022.

(Bank’s duly authorized officer)	Participant’s Signature

3

PRESENCE BANK
EXECUTIVE DEFERRED COMPENSATION PLAN
NOTICE OF ADJUSTMENT OF DEFERRAL CONTRIBUTION

____ Base Salary Adjustment for 20__ Calendar Year
____ Bonus Adjustment for 20__ Calendar Year
Check all that apply above

The undersigned Participant of the Presence Bank Executive Deferred Compensation Plan (the “Plan”) does hereby adjust the deferral of his or her Base Salary and/or Bonus under the Plan (as specified above).

➢
Any adjustment of the Base Salary Deferral Contribution must be completed and filed with the Bank no later than December 15 of the calendar year immediately preceding the calendar year for which it is effective.

➢
An election to defer or adjust an election with respect to a discretionary Bonus deferral shall also be made no later than December 15 of the calendar year immediately preceding the calendar year for which the bonus is paid.

Any capitalized terms used in this form but not otherwise defined herein shall have the meanings set forth in the Plan.

Employee Deferral Contribution (Complete this Section):

I hereby elect to make an irrevocable election to defer the receipt of Base Salary and/or Bonus earned following the date of this Election Form as follows (to discontinue deferral, enter “0”):

_____ % of my Base Salary (up to 50%) or $_________ (not to exceed 50% of Base Salary)

_____ % of my Bonus (up to 100%, reduced by any amount necessary to pay employment taxes)

This Notice of Adjustment of Deferral Election Form shall become effective upon execution (below) by both the Participant and a duly authorized officer of the Bank.

Dated this ___________ day of ________________, 20__.

(Bank’s duly authorized officer)	Participant’s Signature

2

PRESENCE BANK
EXECUTIVE DEFERRED COMPENSATION PLAN
BENEFICIARY DESIGNATION FORM

BENEFICIARY DESIGNATION

In accordance with the terms of the Presence Bank Executive Deferred Compensation Plan (the “Plan”), I hereby designate the following Beneficiary(ies) to receive any death benefits under the Plan:
PRIMARY BENEFICIARY:
Name:_________________________________ % of Benefit:___________________
Name:_________________________________ % of Benefit:___________________
Name:_________________________________ % of Benefit:___________________

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):

Name:_________________________________ % of Benefit:___________________
Name:_________________________________ % of Benefit:___________________
Name:_________________________________ % of Benefit:___________________

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date	Participant’s Signature